Exhibit 3.31b

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:57 PM 07/19/2012
FILED 05:50 PM 07/19/2012
SRV 120854271 - 5086219 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT CHANGING ONLY THE
REGISTERED OFFICE OR REGISTERED AGENT OF A
LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.             The name of the limited liability company is Solar Flagstaff One LLC

2.             The Registered Office of the limited liability company in the State of Delaware is changed to Corporation Trust Center 1209 Orange Street (street), in the City of Wilmington, Zip Code 19801.  The name of the Registered Agent at such address upon whom process against this limited liability company may be served is THE CORPORATION TRUST COMPANY

By:	/s/ Lynne Przychodzki
Authorized Person

Name:	Lynne Przychodzki, Authorized Person
Print or Type